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EXHIBIT 1


           TERMINATION AND MODIFICATION TO REPRICING RIGHTS AGREEMENT
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                     (SERIES A CONVERTIBLE PREFERRED STOCK)


         THIS TERMINATION AND MODIFICATION TO THE REPRICING RIGHTS
AGREEMENT is made as of the 30th day of September, 2002, by and between EUROTECH, LTD., a District of Columbia Corporation (the "Company"), and WOODWARD LLC, a Cayman Islands entity ("Investor").

         WHEREAS, the parties hereto have executed and delivered a Securities Purchase Agreement dated as of February 1, 2002 with respect to the Series A Convertible Preferred Stock of the Company (the "Securities Purchase Agreement"), and

         WHEREAS, on May 7, 2002 the parties hereto executed and delivered a Restated Amendment to the Repricing Rights Agreement effective as of April 12, 2002 to the Repricing Rights Agreement dated February 1, 2002 (as so amended, the "Repricing Rights Agreement").

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

         1. Except as the context may otherwise require, terms not otherwise defined herein shall have the meaning ascribed to them in the Repricing Rights Agreement, the Securities Purchase Agreement, or the Certificate of Designation for the Series A Convertible Preferred Stock dated February 1, 2002.

         2. The Repricing Rights Agreement, and all repricing rights with respect to the Series A Convertible Preferred Stock are hereby deemed satisfied in full upon the delivery of the 17,000 shares of Series B 5% Convertible Preferred Stock of the Company in accordance with the Securities Exchange and Purchase Agreement between the parties of even date herewith (the "Exchange Agreement").

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         3. Company agrees to deliver, within ten (10) business day of the date hereof, a certificate for five hundred (500) shares of Series A Convertible Preferred Stock due to Investor, for which payment has already been made.

         4. Except as specifically set forth herein, nothing contained herein shall in any way be deemed to effect or modify the representations, warranties, rights and obligations of the respective parties as set forth in the Securities Purchase Agreement or the Certificate of Designation for the Series A Convertible Preferred Stock.

         5. To the extent that the context may require, this Agreement supersedes the Repricing Rights Agreement and any prior relevant agreements executed between the parties.

         6. The Board of Directors of the Company shall promptly (and in any case, within 45 Business Days from the date hereof) use their best efforts to prepare and mail to the stockholders of the Company proxy materials requesting authorization to redomicile the Company in the State of Delaware and simultaneously amend the Company's articles of incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to at least such number of shares as reasonably requested by the Investor in order to provide for such number of authorized and unissued shares of Common Stock to enable the Company to comply with its issuance, exercise and reservation of shares obligations as set forth in this Agreement. In connection therewith, the Board of Directors shall (a) adopt proper resolutions authorizing such increase,
(b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders no later than the earlier to occur of the 60th day after delivery of the proxy materials relating to such meeting and (b) within five (5) Business Days of obtaining such stockholder authorization, file an appropriate documents to the Company's articles of incorporation to evidence such actions.

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         IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                   EUROTECH, LTD.

                                   By: ______________________________________
                                   Name: ___________________________________
                                   Title: ____________________________________
                                   WOODWARD LLC

                                   By: ______________________________________
                                   Name: ___________________________________
                                   Title: ____________________________________


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